Exhibit 99.1

Neuronetics Reports First Quarter 2022 Financial and Operating Results

MALVERN, PA., May 12, 2022 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need it with the best neurohealth therapies in the world, today announced its financial and operating results for the first quarter of 2022.

First Quarter 2022 Highlights

●	Exceeded guidance – First quarter 2022 revenue of $14.2 million, exceeded previously issued guidance of $13.0 million to $14.0 million
●	Increased NeuroStar System revenue 108% over the first quarter of 2021. First quarter 2022 system revenue increased 29% sequentially as compared to fourth quarter 2021

Recent Operational Highlights

●	Received FDA 510(k) clearance for Obsessive-Compulsive Disorder for the treatment of adult patients

●	Entered into long-term exclusive commercial partnership agreement with Greenbrook TMS, the country’s largest TMS provider

●	Entered into long-term commercial partnership agreement with Transformations Care Network, one of the country’s largest providers of mental health care

Recent Marketing Highlights

●	Achieved milestones of over 127,500 global patients treated with more than 4.5 million of our Treatment Sessions and over 5,000 new patient starts in the quarter, a Company record

“We are very excited with the strong performance delivered during the quarter, particularly as we were significantly impacted during the early part of the year as a result of the Omicron spike across the country. We had a fantastic capital quarter, growing revenue by over 100% compared to the prior year and showed resilience in U.S. treatment sessions after a challenging macro environment during January and February. Much of the strong performance has come as a result of our execution on key strategic initiatives led by the implementation of highly effective marketing and education campaigns, having a full and more mature commercial organization out in the field, and the continued contribution from key long-term commercial agreements,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “As we look ahead to the balance of 2022, we expect to continue to generate accelerating momentum as we leverage the foundation we have established over the last two years and help a growing number of patients suffering from mental health disorders get relief.”

First Quarter 2022 Financial and Operating Results for the Three Months Ended March 31, 2022

	Revenues by Geography
	Three Months Ended March 31,
	2022	2021
	Amount	Amount	% Change

	(In thousands, except percentages)
United States	$13,517	$11,802	15%
International	664	486	37%
Total revenues	$14,181	$12,288	15%

Total revenue for the three months ended March 31, 2022, was $14.2 million, an increase of 15% compared to the three months ended March 31, 2021 revenue of $12.3 million. During the quarter, total U.S. revenue increased by 15% and international revenue increased by 37% over the prior year quarter. The U.S. and international revenue growth were each driven by an increase in NeuroStar Advanced Therapy System sales.

	U.S. Revenues by Product Category
	Three Months Ended March 31,
	2022	2021
	Amount	Amount	% Change

	(In thousands, except percentages)
NeuroStar Advanced Therapy System	$3,642	$1,755	108%
Treatment sessions	9,469	$9,629	(2)%
Other	406	$418	(3)%
Total U.S. revenues	$13,517	$11,802	15%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended March 31, 2022, was $3.6 million, an increase of 108% compared to the three months ended March 31, 2021, revenue of $1.8 million. For the three months ended March 31, 2022, and 2021, the Company shipped 48 and 23 systems, respectively. Of the 48 systems shipped in the first quarter of 2022, 45 units were recognized as NeuroStar capital revenue, 1 unit was recognized as an operating lease contributing to operating lease revenue and 2 units we expect to recognize as NeuroStar capital revenue in the second quarter of 2022.

U.S. treatment session revenue for the three months ended March 31, 2022, was $9.5 million, a decrease of 2% compared to the three months ended March 31, 2021, revenue of $9.6 million. The revenue decline was primarily driven by a decrease in treatment session volume over the prior year quarter due to the impact of the COVID-19 Omicron virus in January and February 2022.

In the first quarter of 2022, U.S. treatment session revenue per active site was $9,874 as compared to $10,512 during the first quarter of 2021.

Gross margin for the first quarter of 2022 was 75.4%, a decrease of approximately 650 basis points from the first quarter of 2021 gross margin of 81.9%. The decrease was primarily a result of a change in product mix and higher international capital sales compared to the first quarter of 2021.

Operating expenses during the first quarter of 2022 were $20.8 million, an increase of $3.8 million, or 23%, compared to $17.0 million in the first quarter of 2021. The increase was primarily driven by the implementation of new marketing initiatives and personnel costs related to our sales force compared to the prior year quarter.

Net loss for the first quarter of 2022 was $(10.8) million, or $(0.41) per share, as compared to the first quarter 2021 net loss of $(7.9) million, or $(0.31) per share. Net loss per share was based on 26,596,533 and 25,149,880 weighted-average common shares outstanding for the first quarters of 2022 and 2021, respectively.

EBITDA for the first quarter of 2022 was $(9.5) million as compared to the first quarter of 2021 EBITDA of $(6.6) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $80.8 million as of March 31, 2022. This compares to cash and cash equivalents of $94.1 million as of December 31, 2021, and $121.3 million as of March 31, 2021.

510(k) Clearance for Treatment of Adult OCD

In May of 2022, the U.S. Food and Drug Administration (FDA) granted clearance for NeuroStar as an adjunct treatment for adult patients suffering from OCD. In the United States, over 4 million adults suffer from OCD and approximately half of those patients have serious impairment. Importantly, this new indication can be remotely enabled on the customer’s existing NeuroStar hardware enabling NeuroStar to treat even more patients suffering from debilitating mental health disorders.

Long Term Commercial Partnerships

Greenbrook TMS

In April of 2022, the Company entered into a five-year commercial agreement with Greenbrook TMS, the Company’s largest customer and the country’s largest TMS provider. The agreement provides for a stronger collaborative relationship between the Company and Greenbrook. Under the agreement, Greenbrook will purchase all of its new TMS devices for on-label indications exclusively from the Company and promote the use of NeuroStars in Greenbrook’s TMS centers, subject to certain exceptions related to the exercise of independent medical judgment. In exchange, the Company will provide joint education and marketing support, increased collaboration between the organizations, negotiated pricing terms, and other benefits.

Transformations Care Network (Transformations)

In May of 2022, the Company entered into a long-term commercial agreement with Transformations, one of the country’s largest providers of mental health care. The five-year agreement includes mutually beneficial growth targets which will be supported by marketing efforts to build broader awareness of the benefits of NeuroStar, improve patients’ access, and accelerate commercial adoption.

Business Outlook

For the full year 2022, the Company continues to expect to report total worldwide revenue between $58.0 million and $62.0 million.

For the full year 2022, the Company continues to expect total operating expenses to be between $86.0 million and $90.0 million.

For the second quarter of 2022, the Company expects to report total worldwide revenue of between $15.0 million and $16.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on May 12, 2022, beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 3684165, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company’s website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest transcranial magnetic stimulation (“TMS”) company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from neurohealth conditions. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading TMS treatment for major depressive disorder in adults with over 4.5 million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Our NeuroStar® Advanced Therapy system is also FDA-cleared to treat people suffering from obsessive-compulsive disorder, the first TMS treatment approved for the debilitating mental disorder. Neuronetics is committed to transforming lives by offering an exceptional treatment option that aims to produce extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2022, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel restrictions and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce as well as the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended
	March 31,
	2022	2021
Revenues	$14,181	$12,288
Cost of revenues	3,485	2,221
Gross Profit	10,696	10,067
Operating expenses:
Sales and marketing	12,649	8,561
General and administrative	6,379	6,104
Research and development	1,803	2,311
Total operating expenses	20,831	16,976
Loss from Operations	(10,135)	(6,909)
Other (income) expense:
Interest expense	978	985
Other income, net	(275)	(13)
Net Loss	$(10,838)	$(7,881)
Net loss per share of common stock outstanding, basic and diluted	$(0.41)	$(0.31)
Weighted-average common shares outstanding, basic and diluted	26,597	25,150

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$80,837	$94,141
Accounts receivable, net	8,251	7,706
Inventory	7,551	6,563
Current portion of net investments in sales-type leases	2,136	2,198
Current portion of prepaid commission expense	1,660	1,559
Current portion of note receivables	90	74
Prepaid expenses and other current assets	2,589	3,090
Total current assets	103,114	115,331
Property and equipment, net	1,822	1,220
Operating lease right-of-use assets	3,750	3,884
Net investments in sales-type leases	1,369	1,697
Prepaid commission expense	6,956	6,763
Long-term note receivable	10,094	10,110
Other assets	2,839	2,218
Total Assets	$129,944	$141,223
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,757	$4,299
Accrued expenses	7,785	8,233
Deferred revenue	1,912	2,501
Current portion of operating lease liabilities	729	670
Current portion of long-term debt, net	—	—
Total current liabilities	13,183	15,703
Long-term debt, net	35,442	35,335
Deferred revenue	1,326	1,471
Operating lease liabilities	3,395	3,539
Total Liabilities	53,346	56,048
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or
outstanding on March 31, 2022, and December 31, 2021	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 26,717 and 26,395
shares issued and outstanding on March 31, 2022, and December 31, 2021, respectively	267	264
Additional paid-in capital	395,902	393,644
Accumulated deficit	(319,571)	(308,733)
Total Stockholders’ Equity	76,598	85,175
Total Liabilities and Stockholders’ Equity	$129,944	$141,223

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Three months ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(10,838)	$(7,881)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	319	281
Share-based compensation	2,252	2,196
Non-cash interest expense	164	171
Cost of rental units purchased by customers	—	99
Changes in certain assets and liabilities:
Accounts receivable, net	(545)	202
Inventory	(1,021)	(1,681)
Net investment in sales-type leases	389	330
Prepaid commission expense	(295)	6
Prepaid expenses and other assets	801	206
Accounts payable	(2,226)	(694)
Accrued expenses	(447)	(2,168)
Deferred revenue	(735)	(235)
Net Cash Used in Operating Activities	(12,182)	(9,168)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(1,074)	(675)
Net Cash Used in Investing Activities	(1,074)	(675)

Cash Flows from Financing Activities:
Payments of debt issuance costs	(57)	—
Proceeds from exercises of stock options	9	1,592
Proceeds from common stock offering	—	80,972
Payments of common stock offering issuance costs	—	(401)
Net Cash (Used) Provided by Financing Activities	(48)	82,163
Net (Decrease) Increase in Cash and Cash Equivalents	(13,304)	72,320
Cash and Cash Equivalents, Beginning of Period	94,141	48,957
Cash and Cash Equivalents, End of Period	$80,837	$121,277

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended
	March 31,
	2022	2021

	(In thousands)
Net loss	$(10,838)	$(7,881)
Interest expense	978	985
Income taxes	—	—
Depreciation and amortization	319	281
EBITDA	$(9,541)	$(6,615)